Letter Agreement

Between

Mesa Energy, Inc. & Robert Thomasson

Mesa Energy Inc. (Mesa) and Robert Thomasson hereby enter into an agreement whereby Robert Thomasson will assist Mesa in acquiring Hydrocarbon Generation, Inc. (HGI) owning assets in Java Field, Wyoming County, New York.

The following terms are proposed for the acquisition:

1. Mesa acquires 100% of Hydrocarbon Generation, Inc. stock for $400,000.00
2. Assets include 100% of wells (WI 100%), Shelton Pipeline system and all other assets of HGI located in Wyoming County, New York State
3. Estimated NRI 82%
4. Initial deposit $5,000
5. Due diligence period of 30 days, refundable upon notification of seller
6. Additional deposit of $15,000 due to seller within 30 days
7. Deposit becomes non-refundable day 31, except for major title failure, environmental violation, or undisclosed lawsuits against seller
8. Close on before 6o days from execution of Purchase and Sale Agreement (PSA)
9. Effective Date, first day of closing month
10. For an additional $25,000 non-refundable deposit, closing may be delayed an additional 30 days

The following terms will be Robert Thomasson's compensation:

- Finder's fee of $50,000 payable at closing
- An additional fee of $50,000 payable at closing or a $60,000 additional fee payable $5,000 per month for twelve months beginning the month after closing, at buyer's option.
- A 2% ORRI on all leases held in HGI to be assigned at closing
- Spud fee of $5,000 on any new grass roots wells drilled on the existing HGI acreage
- All normal and approved expenses will be paid by Mesa

If these terms and conditions are agreed and acceptable, please sign and date below.

Agreed and accepted this 17th day of March 2009.

By: Randy M. Griffin, CEO

Mesa Energy, Inc.

By: Robert Thomasson